Exhibit (a)(5)(E)

centerpulse
          Implanting trust.
                                                                 Centerpulse Ltd
                 MEDIA INFORMATION                             Andreasstrasse 15
                                                                     8050 Zurich
Date             July 16, 2003                                       Switzerland

Page             1/3
                                                          Phone   +41 1 306 9696
                                                            Fax   +41 1 306 9697
                                                             www.centerpulse.com


CENTERPULSE CONFIRMS ITS GUIDANCE FOR ANNUAL 2003 RESULTS -
SECOND QUARTER RESULTS WILL INCLUDE NON-RECURRING ITEMS

ZURICH, JULY 16 - CENTERPULSE LTD CONFIRMS ITS 2003 FULL-YEAR GUIDANCE FOR SALES GROWTH IN LOCAL CURRENCIES OF AT LEAST 10% AND FOR THE EBITDA* MARGIN IN THE RANGE OF 24 TO 25%, AFTER ANALYSIS OF THE PRELIMINARY RESULTS FOR THE FIRST SIX MONTHS OF THE YEAR. IN THIS PERIOD, SALES GROWTH IN LOCAL CURRENCIES IS ANTICIPATED TO BE IN THE RANGE OF 9 TO 10%, WHILE THE EBITDA* MARGIN IS EXPECTED TO BE BETWEEN 25 AND 26%. THESE ANTICIPATED RESULTS, TOGETHER WITH A SIGNIFICANT INCREASE IN OPERATING CASH FLOW, CONFIRM THE COMPANY'S FOCUS ON PROFITABLE GROWTH AND CASH GENERATION. THIS PERFORMANCE UNDERPINS CENTERPULSE'S STRONG POSITION IN THE RECONSTRUCTIVE, SPINAL AND DENTAL IMPLANT MARKETS.
THE SECOND QUARTER RESULTS WILL BE INFLUENCED BY NON-RECURRING ITEMS: COSTS DIRECTLY RELATED TO THE POSSIBLE TAKEOVER; A 5% INCREASE IN PROVISIONS RELATED TO THE PREVIOUSLY DISCLOSED RECALL LITIGATION; AND INCOME RELATED TO AN AGREEMENT WITH ATS MEDICAL, INC.

Non-recurring costs directly related to the pending takeover transaction will increase the exceptional operating items. Centerpulse already booked CHF 5 million in the first quarter and will add an additional CHF 11 million in the second quarter.

As an exceptional operating item, the Company will also increase its total provision for the recall litigation from USD 873 million, which was reserved in 2001, to USD 918 million. The additional provision of USD 45 million will be booked in the second quarter 2003 and covers possible additional costs based on the US Class Action Settlement Agreement dated March 13, 2002, for hip and knee revisions in excess of 4,000 and revisions on reprocessed shells over 64. As of July 11, the Claims Administrator has received 3,999 likely valid claims for hips (cut-off date June 5, 2003) and knees (cut-off date November 17, 2003) and 138 for reprocessed shells (cut-off date September 8, 2004). The above amount also covers the costs of a court-approved agreement for 125 late reported revision surgeries. Under the terms of this agreement the company will reimburse the Sulzer Settlement Trust with USD 250,000 for each revision surgery between 4,001 and 4,100, if the number of hip and knee revisions exceeds 4,000.

centerpulse
          Implanting trust.
                                                                 Centerpulse Ltd
                 MEDIA INFORMATION                             Andreasstrasse 15
                                                                     8050 Zurich
Date             July 16, 2003                                       Switzerland

Page             2/3
                                                          Phone   +41 1 306 9696
                                                            Fax   +41 1 306 9697
                                                             www.centerpulse.com

The above charges will be partly offset by income from an agreement with ATS Medical, Inc. on future payments under its contracts with Centerpulse. Under the agreement, ATS will pay Centerpulse a total of USD 12 million in cash until the end of August 2003, of which USD 5 million had already been booked at the end of 2002. The additional USD 7 million will be booked as an exceptional operating income.

Max Link, Chairman and Chief Executive Officer of Centerpulse, said, "We are pleased to confirm our full year guidance which demonstrates the strength and resilience of our business even during this takeover process. Both bidders for Centerpulse, Smith & Nephew and Zimmer, are fully informed about the increase in the litigation provision, which will have no impact on the terms and conditions of their respective offers. The additional provision is in line with the Settlement Agreement, which is firm and final for the hip and knee implant litigation."

Centerpulse will release its second quarter and half-year results on August 15, 2003, and will provide a conference call to analysts and investors at 4 p.m. CET (3 p.m. GMT, 10 a.m. EST). Dial-in instructions will be made publicly available in the near future.

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

* EBITDA is defined as operating income before depreciation, goodwill amortization and exceptional operating items.

SAFE HARBOUR STATEMENTS UNDER THE USA PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release may contain forward-looking statements including, but not limited to, projections of future performance of materials and products, financial conditions, results of operations and cash flows, containing risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statement made herein.

centerpulse
          Implanting trust.
                                                                 Centerpulse Ltd
                 MEDIA INFORMATION                             Andreasstrasse 15
                                                                     8050 Zurich
Date             July 16, 2003                                       Switzerland

Page             3/3
                                                          Phone   +41 1 306 9696
                                                            Fax   +41 1 306 9697
                                                             www.centerpulse.com

MEDIA INQUIRIES:
Centerpulse Corporate Communications
Beatrice Tschanz                                    Erwin Schaerer
Phone +41 (0)1 306 96 46                            Phone +41 (0)1 306 96 53
Mobile + 41 (0)79 407 08 78                         Mobile + 41 (0)79 407 12 25
Fax +41 (0)1 306 96 51
E-mail: press-relations@centerpulse.com             E-mail: press-relations@
                                                            centerpulse.com
INVESTOR RELATIONS:
Suha Demokan                                        Marc Ostermann
Phone +41 (0)1 306 98 25                            Phone +41 (0)1 306 98 24
Mobile +41(0)79 430 81 46                           Mobile +41(0)79 787 92 84
Fax +41(0)1 306 98 31                               Fax +41(0)1 306 98 31
E-mail: investor-relations@centerpulse.com          E-mail: investor-relations@
                                                            centerpulse.com
FOR BIDDING PROCESS:
Brunswick                                           Steve Lipin
Pamela Small                                        Office: +1 212 333 38 10
Office: +44 20 7404 59 59                           Mobile: +1 917 853 08 48
Mobile: +44 79 7498 23 55


(Swiss Stock Market symbol: CEPN, New York Stock Exchange symbol: CEP)

This media release can be downloaded on the Internet: WWW.CENTERPULSE.COM.
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